EXHIBIT 4

AMENDMENT NO. 2

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of July 31, 2019 (this “Amendment”), is entered into by and among XEROX CORPORATION, a New York corporation (the “Company”), XEROX HOLDINGS CORPORATION, a New York corporation (“Holdings”), CITIBANK, N.A. as administrative agent on behalf of the lenders party to the Credit Agreement (as defined below) (in such capacity, the “Agent”) and the Required Lenders party hereto.
PRELIMINARY STATEMENTS:
The Company, the Agent and certain lenders entered into that certain Amended and Restated Credit Agreement, dated as of August 9, 2017, as amended by Amendment No. 1 thereto dated as of February 15, 2018 (as so amended, the “Credit Agreement” and as further amended pursuant to this Amendment, the “Amended Credit Agreement”; capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement);

The Company has informed the Agent that it intends to undertake a series of reorganizational steps whereby (1) the Company will create a new subsidiary (“Holdings”), (2) Holdings will create a subsidiary (“Merger Sub”), and (3) the Company will merge with Merger Sub, with the Company surviving the merger as a wholly-owned subsidiary of Holdings (all of the foregoing steps, the “Reorganization”).

The Company has requested that the Required Lenders waive any Event of Default that would arise under Section 6.01(g) of the Credit Agreement as a direct result of the Reorganization and, the Required Lenders have agreed to do so under the terms of the Waiver dated as of March 5, 2019 (the “Waiver”).

The Company, the Agent and the Required Lenders party hereto have agreed to further amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

Amendment No. 2 to Xerox Credit Agreement

SECTION 1.Waiver. Upon, and subject to the satisfaction (or waiver by the Agent) of the conditions precedent set forth in Section 4 below:
(a)In accordance with the terms of the Waiver, effective as of the Amendment Effective Date (as defined below), the Required Lenders have waived any Event of Default that would arise under Section 6.01(g) of the Credit Agreement as a direct result of the Reorganization, provided that the materials and agreements implementing the Reorganization are in form and substance reasonably satisfactory to the Agent.
(b)    The waiver set forth in Section 1(a) above shall be effective only in the specific instances stated in such Section 1(a) and for the specific purposes set forth therein and, save as expressly set forth in this Amendment, does not allow for any other or further departure from the terms and conditions of the Credit Agreement, which terms and conditions shall continue in full force and effect.
SECTION 2.Amendments to Credit Agreement. The Credit Agreement is, subject to the satisfaction (or waiver by the Agent) of the conditions precedent set forth in Section 4, hereby amended as follows:

(a)    Section 1.01 is amended by adding the following new definitions thereto in proper alphabetical order:
“Holdings” has the meaning specified in the definition of “Reorganization”.
“Reorganization” means the series of transactions whereby (1) the Company will create a new subsidiary, Xerox Holdings Corporation, a New York corporation (“Holdings”), (2) Holdings will create a subsidiary (“Merger Sub”), and (3) the Company will merge with Merger Sub, with the Company surviving the merger as a wholly-owned subsidiary of Holdings.
(b)    Section 1.01 is further amended by restating the definitions “Financial Officer” and “Responsible Officer” in full to read as follows:
“Financial Officer” means the chief financial officer or treasurer of Holdings or the Company.
“Responsible Officers” means the chief executive officer, any Financial Officer, the controller and the general counsel of Holdings or the Company.
(c)    Section 4.01(a) is amended in full to read as follows:

Amendment No. 2 to Xerox Credit Agreement 2

(a)    Each of Holdings and the Initial Borrower is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization.
(d)    Section 4.01(b) is amended in full to read as follows:
(b)    The execution, delivery and performance by each of Holdings and the Initial Borrower of this Agreement and the Notes, if any, to be delivered by it, and the consummation of the transactions contemplated hereby, are within its corporate or similar powers , have been duly authorized by all necessary corporate or similar action, and do not contravene (i) its organizational documents or by-laws, (ii) any law applicable to it or (iii) any indenture or other agreement governing Debt or other material agreement or other instrument binding upon it, any of its Subsidiaries or any of their properties, or give rise to a right thereunder to require it or any of its Subsidiaries to make any payment thereunder.
(e)    Section 4.01(c) is amended in full to read as follows:
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Holdings or the Initial Borrower of this Agreement or the Notes, if any, to be delivered by it, except as have been obtained or made and are in full force and effect or where the failure to obtain the same would not have a Material Adverse Effect.
(f)    Section 4.01(d) is amended in full to read as follows:
(d)    This Agreement has been, and each of the Notes, if any, to be delivered by it when delivered hereunder will have been, duly executed and delivered by Holdings and the Initial Borrower. This Agreement is, and each of the Notes, if any, to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each of Holdings and the Initial Borrower enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(g)    The lead in of Section 5.01 is amended and restated in its entirety to read as follows:
So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company (and, solely with respect to Sections 5.01(a), (d) and (f), Holdings) will:
(h)    Section 5.01(i)(i) is amended by (i) deleting the phrase “each fiscal year of the Company” and substituting therefor the phrase “each fiscal year of the Company or, after the consummation of the Reorganization, each fiscal year of Holdings” and (ii) deleting the phrase “the

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Company and its Subsidiaries” and substituting therefor the phrase “the Company and its Subsidiaries or, after the consummation of the Reorganization, Holdings and its Subsidiaries” in each place such phrase appears.
(i)    Section 5.01(i)(ii) is amended by (i) deleting the phrase “each fiscal year of the Company” and substituting therefor the phrase “each fiscal year of the Company or, after the consummation of the Reorganization, each fiscal year of Holdings” and (ii) deleting the phrase “the Company and its Subsidiaries” and substituting therefor the phrase “the Company and its Subsidiaries or, after the consummation of the Reorganization, Holdings and its Subsidiaries” in each place such phrase appears.
(j)    Section 5.01(i)(iv) is amended by deleting the phrase “that the Company files” and substituting therefor the phrase “that the Company files or, after the consummation of the Reorganization, that Holdings files”.
(k)    Section 6.01(b) is amended by deleting the phrase “any Borrower” and substituting therefor the phrase “any Borrower or Holdings” in each place such phrase appears.
(l)    Section 6.01(c) is amended in full to read as follows:
(c)    (i) The Company or Holdings (to the extent Holdings is required to comply therewith) shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to any Borrower or Holdings), (h), (i)(iii) or (i)(v), 5.02 or 5.03, (ii) the Company or Holdings (to the extent Holdings is required to comply therewith) shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i)(i), (ii), (iv) or (vi) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to the Company or Holdings by the Agent at the request of any Lender, or (iii) the Company or Holdings (to the extent Holdings is required to comply therewith) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent at the request of any Lender; or
(m)    Section 6.01(d) is amended by deleting the phrases “The Company” and “the Company” and substituting therefor the phrase “Holdings, the Company” in each place such phrase appears.
(n)    Section 6.01(e) is amended by deleting the phrase “or any other Borrower” and substituting therefor the phrase “any other Borrower or Holdings” in each place such phrase appears.
(o)    Section 6.01(f) is amended by deleting the phrase “the Company or” and substituting therefor the phrase “Holdings or the Company or” in each place such phrase appears.

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(p)    Section 6.01(g) is amended in full to read as follows:
(g)    (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Holdings (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Holdings; (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Holdings, together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of Holdings, (y) nominated for election by a majority of the remaining members of the board of directors of Holdings or (z) appointed by directors so nominated, shall cease for any reason to constitute a majority of the board of directors of Holdings; or (iii) Holdings shall cease to own, directly or indirectly, 100% of the Voting Stock of the Company; or
(q)    Section 6.01(i) is amended by adding to the end thereof the following:
any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against Holdings, or Holdings shall so state in writing; or
(r)    Article VII is amended its entirety to read as follows:
SECTION 7.01. Unconditional Guaranty. Holdings hereby absolutely, unconditionally and irrevocably jointly and severally guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Borrower, and the Company hereby absolutely, unconditionally and irrevocably jointly and severally guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower, in each case now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the liability of Holdings and the Company shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by such Borrower to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

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SECTION 7.02. Guaranty Absolute. (a) Each of Holdings and the Company jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation, decree or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of Holdings and the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against Holdings or the Company to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Person or whether any Borrower is joined in any such action or actions. The guaranty hereunder is a guaranty of payment and not of collection. The liability of Holdings and the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each of Holdings and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and the Notes or any other assets of any Borrower or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
(f)    any failure of the Agent or any Lender to disclose to Holdings or the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter

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known to the Agent or such Lender (Holdings and the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);
(g)    the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of Holdings, the Company or other guarantor or surety with respect to the Guaranteed Obligations; or
(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety (other than payment of such Guaranteed Obligations).
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
SECTION 7.03. Waivers and Acknowledgments. (a) Each of Holdings and the Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.
(b)    Each of Holdings and the Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    Each of Holdings and the Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Holdings or the Company or other rights of Holdings or the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of Holdings or the Company hereunder (other than payment of such Guaranteed Obligations).

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(d)    Each of Holdings and the Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to Holdings or the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.
(e)    Each of Holdings and the Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
SECTION 7.04. Subrogation. Each of Holdings and the Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the obligations of Holdings or the Company under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to Holdings or the Company in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest Termination Date of any Lender and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of Holdings and the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) Holdings or the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the latest Termination Date of any Lender shall have occurred and

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(iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at the request and expense of Holdings and the Company, execute and deliver to Holdings and the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Holdings and the Company of an interest in the Guaranteed Obligations resulting from such payment made by Holdings or the Company pursuant to this Guaranty.
SECTION 7.05. Subordination. Each of Holdings and the Company hereby subordinates any and all debts, liabilities and other obligations owed to it by any Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:
(a)    Prohibited Payments, Etc. Except during the continuance of an Event of Default for which the Agent has notified Holdings and the Company that remedies will be exercised pursuant to this Agreement (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), Holdings and the Company may receive regularly scheduled payments from such Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower) for which the Agent has notified Holdings and the Company that remedies will be exercised pursuant to this Agreement, Holdings and the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations unless the Required Lenders otherwise agree.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to such Borrower, each of Holdings and the Company agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before Holdings or the Company receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Event of Default for which the Agent has notified Holdings and the Company that remedies will be exercised pursuant to this Agreement (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), Holdings and the Company shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any

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necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Holdings or the Company under the other provisions of this Guaranty.
(d)    Agent Authorization. After the occurrence and during the continuance of any Event of Default for which the Agent has notified Holdings and the Company that remedies will be exercised pursuant to this Agreement (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of Holdings or the Company, as applicable, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require Holdings and the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon Holdings, the Company and their respective successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.
SECTION 3. Reference to and Effect on the Credit Agreement.
(a)    On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. By execution of this Amendment, Holdings agrees to become a party to the Amended Credit Agreement.
(b)    The Credit Agreement, as specifically amended by this Amendment is, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.

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(c)    Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor shall it constitute a waiver of any provision of the Credit Agreement other than as expressly permitted herein.
(d)    The parties hereto acknowledge and agree that the amendment of the Credit Agreement pursuant to this Amendment shall not constitute a novation of the Credit Agreement as in effect prior to the Amendment Effective Date.
SECTION 4.Conditions of Effectiveness for Amendment. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which the following conditions shall have been satisfied (or waived by the Agent):

(a)     On the Amendment Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Amendment Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 of the Credit Agreement, as amended hereby, are correct on and as of the Amendment Date, and
(ii)    After giving effect to the Waiver set forth in Section 1 of this Amendment, no event has occurred and is continuing that constitutes a Default.
(b)    The Agent shall have received on or before the Amendment Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:
(i)    Certified copies of the resolutions of the board of directors or other governing body of the Company and Holdings approving this Amendment, the Reorganization and the Amended Credit Agreement, and of all documents evidencing other necessary corporate or similar action and governmental approvals, if any, with respect to this Amendment, the Reorganization and the Amended Credit Agreement.
(ii)    A certificate of the Secretary or an Assistant Secretary of Holdings certifying the names and true signatures of the officers of Holdings authorized to sign this Amendment and the other documents to be delivered hereunder.
(iii)    Favorable opinions of (A) Nixon Peabody LLP, counsel for Holdings, and (B) Louie Pastor, Executive Vice President and General Counsel of Holdings, as to such matters concerning Holdings and the Amendment as the Required Lenders may reasonably request.

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SECTION 5.Representations and Warranties. Each of Holdings and the Company hereby represents and warrants to the Agent that:

(a)    The execution, delivery and performance by Holdings and the Company of this Amendment are within its corporate or similar powers, have been duly authorized by all necessary corporate or similar action; and
(b)    this Amendment has been duly executed and delivered by it and this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligation of such Person, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6.Costs and Expenses. The Company agrees that all documented reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder shall be paid in accordance with Section 9.04 of the Credit Agreement.

SECTION 7.Execution in Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.Governing Law and Waiver of Right of Trial by Jury. This Amendment is subject to the provisions of Sections 9.10, 9.13 and 9.20 of the Credit Agreement relating to governing law, waiver of right to submission to jurisdiction, venue and waiver of trial by jury, the provisions which are by this reference incorporated herein in full.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Credit Agreement to be executed by their respective authorized officers as of the date first above written.

XEROX CORPORATION
By:	/s/ Robert Birkenholz
Name: Robert Birkenholz
Title: Vice President and Treasurer

XEROX HOLDINGS CORPORATION
By:	/s/ Robert Birkenholz
Name: Robert Birkenholz
Title: Vice President and Treasurer

Signature Page to Amendment No. 2 to Xerox Credit Agreement

CITIBANK, N.A., as Agent and as Lender

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

Signature Page to Amendment No. 2 to Xerox Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ Barbara Nash
Name: Barbara Nash
Title: Managing Director

By:	/s/ Michael A. Kowalczuk
Name: Michael A. Kowalczuk
Title: Managing Director

Signature Page to Amendment No. 2 to Xerox Credit Agreement

JPMorgan Chase Bank, as a Lender

By:	/s/ John Kowalczuk
Name: John Kowalczuk
Title: Executive Director

Signature Page to Amendment No. 2 to Xerox Credit Agreement

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

Signature Page to Amendment No. 2 to Xerox Credit Agreement

MUFG BANK LTD., as a Lender

By:	/s/ Matthew Antioco
Name: Matthew Antioco
Title: Director

Signature Page to Amendment No. 2 to Xerox Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory

Signature Page to Amendment No. 2 to Xerox Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Michael J. Stein
Name: Michael J. Stein
Title: Vice President

Signature Page to Amendment No. 2 to Xerox Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Richards
Name: Michael Richards
Title: Senior Vice President, Managing Director

Signature Page to Amendment No. 2 to Xerox Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

Signature Page to Amendment No. 2 to Xerox Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Anika Kirs
Name: Anika Kirs
Title: Vice President

Signature Page to Amendment No. 2 to Xerox Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENTS BANK, as a Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Myra Martinez
Name: Myra Martinez
Title: Vice President

Signature Page to Amendment No. 2 to Xerox Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Diane L. Demmler
Name: Diane L. Demmler
Title: Director

Signature Page to Amendment No. 2 to Xerox Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Richard J. Ameny, Jr.
Name: Richard J. Ameny, Jr.
Title: Vice President

Signature Page to Amendment No. 2 to Xerox Credit Agreement